FINAL — FOR IMMEDIATE RELEASE

Editorial Contacts:

Heidi Gilmore	Erica Burns
Segue Software, Inc.	PAN Communications
heidig@segue.com	segue@pancomm.com
+1.781.402.5873	+1.978.474.1900

SEGUE SOFTWARE REPORTS 11% REVENUE GROWTH AND
84% PROFIT GROWTH IN SECOND QUARTER

—Company increases profit guidance for 2005 —

LEXINGTON, MASS., — July 25, 2005 — Segue Software, Inc. (NASDAQ-SCM: SEGU), a leader in Software Quality Optimization™ (SQO™), today announced that net revenues for the second quarter ended June 30, 2005, totaled $8.9 million, an increase of 11% over the $8.0 million reported in the second quarter of 2004. Second quarter net income applicable to common shares rose to $632,000, or $0.06 per diluted share, compared to $344,000, or $0.03 per diluted share, for the second quarter of 2004.

Net revenues for the six months ended June 30, 2005, totaled $17.3 million, an increase of 8% over the $16.1 million reported in the first half of 2004. Net income applicable to common shares for the first half of 2005 almost doubled to $1.0 million, or $0.09 per diluted share, compared to $515,000, or $0.05 per diluted share, for the comparable period of 2004.

Segue ended the first half of 2005 with deferred revenues of $10.4 million, no long-term debt and a strong cash position of $12.4 million, up from $9.2 million one year ago and $11.0 million at December 31, 2004.

“During the second quarter this year, we continued to generate strong, measurable results by continuing to focus on our three strategic priorities: profitable revenue growth, market-driven product innovations and a focus on selective partnerships and alliances,” said Joseph Krivickas, president and chief executive officer. “Our second quarter product releases represent a major milestone in the execution of our corporate strategy, shifting from a software testing tools vendor to a software quality platform provider.

“As a result of this milestone and our accomplishments to date,” continued Mr. Krivickas, “we now expect 2005 net income applicable to common shares not only to be above the $1.7 million, or $0.15 per diluted share, reported in 2004, as we projected last quarter, but to exceed $2.25 million, or $0.20 per diluted share. We anticipate our 2005 revenue to grow at an annual rate equal to or exceeding the market growth rate of 8-10% projected by analysts for the overall ASQ market. Our long term goal of annual revenue of $50-60 million and net income before tax of $5-9 million in 2006 or 2007 remains unchanged.”

Business highlights announced during the second quarter of 2005 included the following:

•	Market-driven product innovations

°	The release of SilkCentral™ Test Manager 8.0, now based on the new SilkCentral Common Architecture™, provides a comprehensive quality platform for managing software quality activities throughout the entire application lifecycle

°	Updated releases of SilkCentral Issue Manager, SilkTest®, SilkPerformer®, SilkPerformer Component Test Edition and SilkPerformer Lite to support the Software Quality Optimization platform

°	The release of SilkTest 7.5 providing enhanced support for .Net and Java applications

•	Selective partnerships and alliances

°	Signed additional distributors in Brazil and Benelux

°	Signed three additional resellers in India, extending sales coverage across India

°	Participated in SAP’s annual SAPPHIRE® user conference

•	Software Quality Optimization

°	Sponsored an industry symposium on Software Quality Optimization featuring quality assurance experts from industry, business and academia speaking about the benefits of a lifecycle approach to software quality

Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 4:30 p.m. EDT to discuss second quarter financial results and its 2005 outlook. To access the call from within the United States, dial 1-800-247-9979. To access the call from outside the United States, dial +1-973-409-9254. The call will also be available via webcast on Segue’s Web site at http://www.segue.com on the About Segue/Investor Relations/Calendar of Events page. The Internet broadcast will be available live on Segue’s site and an archived replay will be available for one year.

About Segue Software

Segue Software, Inc. (NASDAQ-SCM: SEGU) is a global expert in delivering solutions to define, measure, manage and improve software quality throughout the entire software application lifecycle. Segue’s Software Quality Optimization™ (SQO™) solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.

Segue, the Segue logo, SilkTest and SilkPerformer are registered trademarks and Software Quality Optimization, SQO and SilkCentral are trademarks of Segue Software, Inc. All other trademarks are the property of their respective owners.

This press release may contain forward-looking statements, such as our financial projections for 2005 and beyond. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; market acceptance of recently-introduced products (including SilkCentral Test Manager 8.0) and updated releases; the effectiveness of our additional distributors and resellers; continued growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

# # # #

Financial Tables Follow

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$12,399	$11,028
Accounts receivable, net of allowances of $273 and $281, respectively	6,258	6,421
Other current assets	1,076	1,013

Total current assets	19,733	18,462

Property and equipment, net	743	749
Goodwill, net	1,506	1,506
Other assets	486	604

Total assets	$22,468	$21,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$686	$564
Accrued compensation and benefits	1,507	1,602
Accrued lease obligations on excess space	859	1,059
Accrued expenses	1,003	1,134
Deferred revenue	10,350	10,524

Total current liabilities	14,405	14,883

Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 949 and 921 shares of Series B and 605 and 570 shares of Series C preferred stock issued and outstanding, respectively	5,090	4,726

Common stock, par value $.01 per share; 30,000 shares authorized; 10,378 and 10,195 shares issued, respectively	104	102

Additional paid-in capital	58,028	57,959
Cumulative translation adjustment	253	429
Unearned stock-based compensation	(39)	(47)
Accumulated deficit	(54,773)	(56,131)

	8,663	7,038
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	8,063	6,438

Total liabilities and stockholders’ equity	$22,468	$21,321

Segue Software, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Software	$3,689	$3,597	$7,308	$7,172
Services	5,277	4,477	10,120	8,948

Gross revenue	8,966	8,074	17,428	16,120
Less vendor consideration to a customer	(57)	(36)	(125)	(58)

Net revenue	8,909	8,038	17,303	16,062

Cost of revenue:
Cost of software	101	92	211	177
Cost of services	1,267	1,294	2,386	2,606

Total cost of revenue	1,368	1,386	2,597	2,783

Gross margin	7,541	6,652	14,706	13,279

Operating expenses:
Sales and marketing	3,769	3,489	7,276	6,961
Research and development	1,922	1,635	3,770	3,285
General and administrative	1,303	1,046	2,444	2,228

Total operating expenses	6,994	6,170	13,490	12,474

Income from operations	547	482	1,216	805
Other income, net	—	(5)	—	15
Interest income, net	70	16	114	37

Income before provision for income taxes	617	493	1,330	857
Provision (benefit) for income taxes	(110)	(24)	(28)	2

Net income	727	517	1,358	855
Preferred stock dividend-in-kind	(95)	(173)	(364)	(340)

Net income applicable to common shares	$632	$344	$994	$515

Net income per common share — Basic	$0.06	$0.03	$0.10	$0.05
Net income per common share — Diluted	$0.06	$0.03	$0.09	$0.05

Weighted average common shares outstanding — Basic	10,205	9,906	10,151	9,869
Weighted average common shares outstanding — Diluted*	10,992	10,633	11,236	10,646

*	The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive.